NORTHWESTERN MUTUAL SERIES FUND, INC.

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

March 9, 2015

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:	Agreement to Pay or Reimburse Certain Expenses

Gentlemen:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“Series Fund”) as follows:

MSA hereby agrees, from May 1, 2015 through April 30, 2016, to waive its investment advisory fees and/or reimburse certain expenses for the Series Fund portfolios specified below (each, a “Portfolio”) to the extent necessary so that each Portfolio’s total operating expenses (excluding taxes, brokerage, other investment-related costs, interest and dividend expenses and charges, acquired fund fees and expenses and extraordinary expenses) on an annualized basis after the waiver, do not exceed the percentage of average net assets specified below (the “Expense Cap”):

Portfolio	Expense Cap
Focused Appreciation Portfolio	0.90%
Large Cap Blend Portfolio	0.85%
Large Company Value Portfolio	0.80%
Domestic Equity Portfolio	0.75%
Equity Income Portfolio	0.75%
Mid Cap Value Portfolio	1.00%
Index 600 Stock Portfolio	0.35%
Small Cap Value Portfolio	1.00%
International Growth Portfolio	1.10%
Research International Core Portfolio	1.15%
Emerging Markets Equity Portfolio	1.50%
Short-Term Bond Portfolio	0.45%
Long-Term U.S. Government Bond Portfolio	0.65%
Inflation Protection Portfolio	0.65%
Multi-Sector Bond Portfolio	0.90%
Asset Allocation Portfolio	0.75%

The Expense Cap shall be given effect after the application of the investment advisory fee waivers contemplated by that certain Advisory Fee Waiver Agreement of even date herewith in place between the parties hereto with respect to certain Portfolios.

This letter supersedes all prior agreements between the parties relating to the same matters.

Very truly yours,

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ KATE M. FLEMING
Name:	Kate M. Fleming
Title:	President

Agreed to and accepted:

MASON STREET ADVISORS, LLC

By:	/s/ KATE M. FLEMING
Name:	Kate M. Fleming
Title:	President